Exhibit 99.1

Aames Investment Corporation

Director Compensation Summary

The following is a summary of the new compensation plan for the Aames Investment Corporation Board of Directors. On March 7, 2005, the Aames Investment Corporation Compensation Committee recommended, and the Board adopted, a new compensation plan for the Board of Directors. Effective as of January 1, 2005, and until our first annual meeting of stockholders to be held in May 2005, non-employee directors will receive the following compensation:

Non-employee directors:	$30,000 annual fee $ 1,000 per board meeting attended $ 1,000 per committee meeting attended

Audit Committee Chairman:	$10,000 annual fee

Audit Committee Members:	$ 5,000 annual fee

Compensation Committee Chairman:	$ 5,000 annual fee

Nominating and Governance Committee Chairman:	$ 5,000 annual fee

Lead Independent Director:	$ 10,000 annual fee[1]

Beginning with the election of directors at our 2005 annual meeting of stockholders, non-employee directors will receive the following compensation:

Non-employee directors:	$70,000 annual fee paid in restricted stock awards of our common stock[2] $20,000 annual fee $ 1,000 per board meeting attended $ 1,000 per committee meeting attended

Audit Committee Chairman:	$10,000 annual fee

Compensation Committee Chairman:	$ 5,000 annual fee

Nominating and Governance Committee Chairman:	$ 5,000 annual fee

Lead Independent Director:	$ 10,000 annual fee[1]

[1]	The Lead Independent Director will receive no additional director compensation for services as a committee chairman.
[2]	Granted upon election and valued based upon the closing price on the date of election. Vests on the first anniversary of the date of grant.

Directors’ fees, other than the $70,000 annual fee paid in restricted stock awards of Aames Investment common stock, are paid quarterly on the last day of each fiscal quarter.

Non-employee directors are also reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings. Directors who are also employees are eligible to receive grants under our equity incentive plan and to participate in our 401(k) retirement plan and our executive bonus plan.